                                HUNT CORPORATION

                               2005 Market Street
                        Philadelphia, Pennsylvania 19103



                    ---------------------------------------
                    Consent and Amendment to Note Agreement
                    ---------------------------------------



                                                               November 14, 2001

To the undersigned Holders of the 7.86% Senior
        Notes of Hunt Corporation

Ladies and Gentlemen:

         Reference is made to the Note Purchase Agreement dated as of August 1, 1996 among Hunt Corporation, formerly known as Hunt Manufacturing Co., (the "Company"), Massachusetts Mutual Life Insurance Company, Allstate Life Insurance Company, Allstate Insurance Company, Provident Mutual Life Insurance Company - Covenant, Provident Mutual Life Insurance Company, Mennonite Mutual Aid Association, and Mennonite Retirement Trust (the "Note Agreement") pursuant to which the Company has issued $50,000,000 in aggregate principal amount of its 7.86% Senior Notes due August 1, 2011 (the "Notes"). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Note Agreement.

                                    RECITALS

         A. The Note Agreement contains various provisions relating to the disposition by the Company of its assets outside the ordinary course of business. The Company has requested the holders of the Notes (the "Holders") to confirm their consent, and the undersigned Holders, who together hold all of the Notes, are willing to confirm their consent, to the sale of the Company's graphics products business and related assets (the "Graphics Sale Transaction").

         B. As an inducement to and in consideration of the aforesaid consent on the part of the Holders, the Company has agreed to prepay a portion of the Notes and the Company and the Holders have agreed to make certain modifications to the provisions of the Note Agreement and the Notes, all as hereinafter set forth.

                                   AGREEMENTS

         Now, therefore, the Company and the Holders hereby agree as follows:

Section 1 Amendments to Notes and Note Agreement.

         1.1 The regular interest rate applicable to the Notes is increased from 7.86% per annum to 8.36% per annum, and all references to "7.86%" in the Note Agreement (including the Schedules and Exhibits thereto) are changed to "8.36%". In consequence of such increase in the regular interest rate applicable to the Notes, and consistent with the definition of "Default Rate", all references in the Notes to "9.86%" shall be changed to "10.36%".

         1.2 Section 8.1 of the Note Agreement is modified as follows:

             (a) The existing text of such Section 8.1 is designated as subsection "(a)", and such text is modified by inserting the phrase "or purchase of the Notes required by Section 9.7" immediately following the phrase "or purchase of the Notes permitted by Section 8.5".

             (b) A new subsection (b) is added to Section 8.1 to read as follows:

                        (b) On or before November 14, 2001, the Company will
                  prepay $25,000,000 principal amount of the Notes at par and without payment of the Make-Whole Amount but together with all accrued and unpaid interest on the amount to be prepaid to the date of prepayment. Until the Notes have been paid in full, the prepayment required by this Section 8.1(b) shall not reduce or otherwise affect the Company's obligation to make any other payment required with respect to the Notes (except that the provisions of Sections 10.2(d) and (e) shall not be applicable to the Graphics Sale Transaction), including the scheduled payments required by Section 8.1(a). Therefore, following prepayment pursuant to this Section 8.1(b), the final remaining scheduled payment of the Notes pursuant to
                  Section 8.1(a) will be on August 1, 2006, subject to the other provisions of this Note Agreement.

         1.3 A new Section 9.6 is added to the Note Agreement to read as follows:

                  9.6 Maintenance of Credit Facility

                        The Company will at all times after December 31, 2001
                  maintain in effect a committed, unsecured revolving credit facility in an amount at least equal to $25,000,000 with one or more financial institutions.

         1.4 A new Section 9.7 is added to the Note Agreement to read as follows:

                        (a) Notice of Change in Control or Control Event. The
                  Company will, within thirty (30) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each Holder unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 9.7(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to purchase the Notes as described Section 9.7(c) and shall be accompanied by the certificate described Section 9.7(g).

                        (b) Condition to Company Action. The Company will not
                  take any action that consummates or finalizes a Change In Control unless (i) at least thirty (30) days prior to such action it shall have given to each Holder written notice containing and constituting an offer to purchase the Notes as described Section 9.7(c), accompanied by the certificate described in Section 9.7(g), and (ii) contemporaneously with such action, it shall have purchased all Notes required to be purchased in accordance with this Section 9.7.

                        (c) Offer to Purchase Notes. Any offer to purchase the
                  Notes contemplated by this Section 9.7 shall be an offer to purchase all, but not less than all, the Notes held by each Holder on a date specified in such offer (the "Proposed Purchase Date"). If such Proposed Purchase Date is in connection with an offer contemplated by Section 9.7(a), such date shall be not less than sixty (60) days and not more than ninety (90) days after the date of such offer.

                        (d) Acceptance. A Holder may accept any offer to
                  purchase made pursuant to this Section 9.7 by causing a notice of such acceptance to be delivered to the Company on or before the twentieth (20th) day after the date of the offer. A failure by a Holder to respond to an offer to purchase made pursuant to this Section 9.7 within such twenty (20) day period shall be deemed to constitute an acceptance of such offer by such Holder.

                        (e) Purchase, Purchase of any Notes pursuant to this
                  Section 9.7 shall be at 100% of the principal amount of such Notes plus all accrued and unpaid interest on such Notes to the date of purchase but without payment of the Make-Whole Amount. The purchase shall be made on the Proposed Purchase Date except as provided in Section 9.7(f).

                        (f) Deferral Pending Change in Control. The obligation
                  of the Company to purchase Notes pursuant to any offer required by Section 9.7(b) and accepted by a Holder is subject to the occurrence of the Change in Control in respect of which such offer shall have been made. In the event that such Change in Control does not occur on the Proposed Purchase Date in respect thereof, the purchase shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each Holder reasonably and timely informed of (i) any such deferral of the date of purchase, (ii) the date on which such Change in Control and the purchase are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 9.7 in respect of such Change in Control shall automatically be deemed rescinded without the need for any confirmation or other writing).

                        (g) Officer's Certificate. Each offer to purchase the
                  Notes pursuant to this Section 9.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Proposed Purchase Date; (ii) that such offer is made pursuant to this Section 9.7; (iii) the principal amount of each Note offered to be purchased; (iv) the interest that will have accrued and be unpaid on each Note as of the Proposed Purchase Date; (vi) that the conditions of this Section 9.7 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

                        (h) "Change in Control" Defined. Change in Control
                  means any of the following events or circumstances:

                        (i) individuals who, at the beginning of any period of
                  24 consecutive months, constitute the Company's board of directors (together with any new director whose election by the Company's board of directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Company's board of directors then in office; or

                        (ii) any Person or Persons acting as a group (as such
                  term is used in Rule l3d-5 under the Exchange Act as in effect on the date hereof) shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than fifty percent (50%) (by number of shares) of the issued and outstanding voting stock of the Company; provided, however, that a "Change in Control" shall not occur if (A) such group includes (x) members of the Bartol family, (y) directors and officers of the Company and its Affiliates as of November 1, 2001 and (z) other directors and officers of the Company or any Affiliates of the Company as of November, 2001 whose election is approved by a vote of at least two-thirds of the directors of the relevant entity then in office who were either themselves in office on November 1, 2001 or subsequently approved as provided in this clause (z), (B) the Persons described in the preceding clause (A) together own at least 20% (by number of shares) of the issued and outstanding voting stock of the Company and (C) no member of the Bartol family has entered into an agreement with any Person not a member of the Bartol family that restricts in any manner how such member of the Bartol family may vote his shares of stock in the Company

                        (i) "Control Event" Defined. Control Event means:

                        (i) the execution by the Company or any of its
                  Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, if consummated, individually or in the aggregate, may reasonably be expected to result in a Change in Control; or

                        (ii) the making of any written offer by any person (as
                  such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date hereof or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

         1.5 Section 10.4 of the Note Agreement is modified as follows:

             (a) The existing text of such Section 10.4 is designated as subsection "(a)" and such text is modified by inserting the phrase "prior to the closing of the Graphics Sale Transaction" immediately following the phrase "at any time" in the first fine thereof.

             (b) A new subsection (b) is added to such Section 10.4 to read as follows:

                        (b) The Company will not, at any time following the
                  closing of the Graphics Sale Transaction, permit Adjusted Consolidated Net Worth to be less than the sum of (i) 85% of Post Transaction Consolidated Net Worth, plus (ii) an aggregate amount equal to 50% of Adjusted Consolidated Net Income (but only if a positive number) for each completed fiscal quarter subsequent to December 2, 2001; provided that, once Adjusted Consolidated Net Worth is equal to at least $60,000,000 as of the end of any fiscal quarter, then effective for that and all subsequent fiscal quarters, the percentage set forth in the preceding clause (ii) shall decrease from 50% to 30%.

         1.6 Section 10.5(c)(i) of the Note Agreement is amended to read in its entirety as follows:

                        (i) The Company will not at any time permit the ratio of
                  Consolidated Funded Debt to Consolidated Operating Cash Flow for the most recently ended fiscal year of the Company to exceed the following for the periods indicated:

                        For Fiscal Year         Ratio
                        ---------------         -----
                                 1996           3.25
                                 1997           3.00
                                 1998           2.75
                        1999 and 2000           2.50
                                 2001           3.00
                                 2002           2.75
                        2003 and thereafter     2.50

         1.7 Section 10.5(c)(ii) of the Note Agreement is modified to read in its entirety as follows:

                        (ii) The Company will not at any time permit the ratio
                  of Consolidated Net Funded Debt to Consolidated Total Capitalization for the most recently ended fiscal quarter of the Company to exceed 50%.

         1.8 Section 10.7 of the Note Agreement is amended by adding the following sentence immediately after the existing text of such Section:

                  The Company will not redeem or acquire any shares of its capital stock or any warrants, rights or other options to purchase such stock (except when solely in exchange for such stock) unless immediately after giving effect to such action Adjusted Consolidated Net Worth would be at least $60,000,000.

         1.9 Schedule B to the Note Agreement is amended by inserting the following new definitions in the appropriate alphabetical positions:

                  "Adjusted Consolidated Net Income" means, for any period, (a) Consolidated Net Income for such period plus (b) all expenses of Cost Base Reduction Activities deducted in the determination of such Consolidated Net Income, provided that the aggregate amount of such expenses of Cost Base Reduction Activities counted in determining Adjusted Consolidated Net Income for all periods subsequent to the Graphics Sale Transaction shall be limited to $3,000,000.

              "Adjusted Consolidated Net Worth" means, at any time, (a) Consolidated Net Worth plus (b) all expenses of Cost Base Reduction Activities subsequent to the Graphics Sale Transaction up to an aggregate amount of $3,000,000.

              "Consolidated Net Debt" means, at any time, Consolidated Debt less the amount at which cash and cash equivalents would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such time in accordance with GAAP.

              "Consolidated Net Funded Debt" means, at any time, Consolidated Funded Debt less the amount at which cash and cash equivalents would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such time in accordance with GAAP.

              "Cost Base Reduction Activities" are those actions the Company will embark upon subsequent to the Graphics Sale Transaction to reduce various ongoing expenses to align the Company's cost structure to its remaining businesses.

              "Graphics Sale Transaction" means the sale by the Company as of October 9, 2001 in a single transaction of the Company's Graphics Products business and related assets.

              "Post Transaction Consolidated Net Worth" means an amount equal to the sum of: (a) Consolidated Net Worth as of December 2, 2001, plus (b) without duplication, any expenses of Cost Base Reduction Activities reflected in the determination of such Consolidated Net Worth.

         1.10 Schedule B to the Note Agreement is further amended by changing the definition of "Consolidated Total Capitalization" to read as follows:

              "Consolidated Total Capitalization" means, at any time, the sum of Adjusted Consolidated Net Worth and Consolidated Net Debt.

Section 2 Confirmation of Subsidiary Guaranty.

         By their signatures below, each of Hunt Holdings, Inc. and Hunt X-Acto, Inc. (the "Remaining Subsidiary Guarantors") confirms the continuing validity and effectiveness of the Subsidiary Guaranty as to it, and agrees that such Subsidiary Guaranty shall continue to secure the Notes, as the terms thereof are modified by this Consent and Amendment.

Section 3 Consent to Graphics Sale Transaction.

         By their execution of this Consent and Amendment, each of the undersigned Holders expressly confirms its consent to the Graphics Sale Transaction.

         Section 4 Representations and Warranties of the Company and Subsidiary Guarantors.

         To induce the Holders to execute and deliver this Consent and Amendment, the Company (and each Remaining Subsidiary Guarantor as to itself) represents and warrants as follows:

         4.1 This Consent and Amendment has been duty authorized, executed, and delivered by the Company and each Remaining Subsidiary Guarantor and constitutes the legal, valid and binding obligation of the Company and each Remaining Subsidiary Guarantor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

         4.2 The execution, delivery, and performance by the Company and each Remaining Subsidiary Guarantor of this Consent and Amendment (a) has been duly authorized by all requisite corporate action, (b) does not require the consent or approval of any governmental or regulatory body or agency, and (c) will not
(i) violate any provision of any law, statute, rule or regulation applicable to the Company or any Remaining Subsidiary Guarantor, or their respective certificates of incorporation or bylaws or any order of any court or other governmental agency or authority binding upon any thereof or (ii) conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

         4.3 As of the date hereof and after giving effect to this Consent and Amendment, no Default or Event of Default has occurred that is continuing and no condition exists which, with the lapse of time or giving of notice or both, will become a Default or Event of Default.

         4.4 Neither the Company nor any Subsidiary has paid or offered to pay, and neither the Company nor any Subsidiary will pay or offer to pay, any fee to any Holder with respect to, or as an inducement to enter into, this Consent and Amendment unless the same fee (in pro rata amounts and on identical terms) is paid to all Holders.

         4.5 Each of Bevis Custom Furniture, Inc. Hunt Data Products, Inc. and Seat Products Incorporated has been sold by the Company.

Section 5 Conditions to Effectiveness.

         5.1 The amendments and modifications to the Notes and the Note Agreement set forth in Section 1 of this Consent and Amendment shall not become effective until each and every one of the following conditions has been satisfied:

         (a) executed counterparts of this Consent and Amendment, duly executed by the Company, each Remaining Subsidiary Guarantor and the holders of 100% of the outstanding principal amount of the Notes, shall have been delivered to the Holders or to their special counsel on their behalf;

         (b) the Company shall have delivered to each Holder, in exchange for each Note held by such Holder, a new Note, substantially in the form of Exhibit 1 to the Note Agreement but reflecting the changes in the regular interest rate and Default Rate applicable to the Notes set forth in Section 1.1 hereof;

         (c) the Holders shall have received a copy of the resolutions of the Board of Directors of the Company and each Remaining Subsidiary Guarantor duly authorizing the execution, delivery and performance by the Company and such Remaining Subsidiary Guarantor of this Consent and Amendment, certified by its Secretary or an Assistant Secretary;

         (d) the Company shall have delivered to each Holder a copy of a term sheet or term sheets from financial institutions providing for the revolving credit facility referred to in Section 1.3 above;

         (e) the Company shall have paid the reasonable fees and expenses of Day, Berry & Howard LLP, special counsel to the Holders, in connection with the negotiation, preparation and delivery of this Consent and Amendment; and

         (f) the Company shall have paid to each Holder the prepayment contemplated by Section 8.1(b) of the Note Agreement, as set forth in Section 1.2 hereof, and an amendment fee equal to 0.10% of the aggregate outstanding principal amount of the Notes held by such Holder (as such principal amount shall have been reduced by such prepayment).

         5.2 The Consent set forth in Section 3 of this Consent and Amendment shall not be effective until each of the conditions set forth in Section 5.1 hereof has been satisfied and, in addition, the Company shall have made (or shall make concurrently with such effectiveness) the prepayment of the Notes contemplated by Section 8.1(b) of the Note Agreement, as set forth in Section
1.2 hereof.

Section 6 Miscellaneous.

         6.1 This Consent and Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Consent and Amendment, all terms, conditions and covenants contained in the Note Agreement, as heretofore amended, and the Notes are hereby ratified and shall be and remain in full force and effect.

         6.2 Any and all notices, requests, certificates, and other instruments executed and delivered after the execution and delivery of this Consent and Amendment may refer to the Note Agreement without making specific reference to this Consent and Amendment but nevertheless all such references shall include this Consent and Amendment unless the context otherwise requires.

         6.3 The descriptive headings of the various Sections or parts of this Consent and Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         6.4 This Consent and Amendment shall be governed by and construed in accordance with Massachusetts law.

         6.5 This Consent and Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Consent and Amendment as of the date first written above.

Company
-------
                                     HUNT CORPORATION

                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:



Remaining Subsidary Guarantors
------------------------------
                                     HUNT HOLDINGS, INC.

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                     HUNT X-ACTO, INC.

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:



                                      -10

Holder                               MASSACHUSETTS MUTUAL LIFE
------                               INSURANCE COMPANY

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


(This is one of 4 separate signature pages signed by the Holders of the Notes. The remainder of this page is intentionally left blank.)


                                     Holders ALLSTATE LIFE INSURANCE COMPANY

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                     ALLSTATE INSURANCE COMPANY

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


(This is one of 4 separate signature pages signed by the Holders of the Notes. The remainder of this page is intentionally left blank.)

Holders                              PROVIDENT MUTUAL LIFE INSURANCE
-------                              COMPANY-COVENANT

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                     PROVIDENT MUTUAL LIFE INSURANCE
                                     COMPANY


                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


(This is one of 4 separate signature pages signed by the Holders of the Notes. The remainder of this page is intentionally left blank.)

Holders                              MENNONITE MUTUAL AID ASSOCIATION
-------

                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                     MENNONITE RETIREMENT TRUST


                                     By:
                                       -----------------------------------
                                       Name:
                                       Title:


(This is one of 4 separate signature pages signed by the Holders of the Notes. The remainder of this page is intentionally left blank.)